Exhibit 1A-10A

ClassIn User Agreement

EEO Tech Co., Ltd. (“EEO”)

EO Tech Co., Ltd. (“EEO”) hereby reminds you (“User”) to read this ClassIn User Agreement (“Agreement”) carefully, thereby making sure you fully understand all the terms and conditions of this Agreement before registering as User of the Services and use the Services provided by EEO. Please read this Agreement carefully to decide whether or not to accept this Agreement, including but not limited to the terms exempting or limiting the liabilities of EEO, in particular the provisions exempting or limiting the liabilities of EEO, dispute resolution and law application. This Agreement applies to ClassIn websites, softwares, mobile applications and ClassIn Mirror applications (“ClassIn”).

When you fill in the information, read and agree with the content of the Agreement and complete all the registration procedures according to the instructions on the registration page, or after you fill in the information, read and agree to this Agreement according to the instructions on the activation page and complete all the registration procedures, or when you actually use the Service through the methods permitted by EEO, or accept this Agreement by any express or implied methods, you shall be deemed to have fully read, understood and accepted this Agreement, and this Agreement shall be legally binding to you. You shall comply with the terms and conditions of this Agreement and shall not claim that this Agreement is invalid or require the rescission of this Agreement for the reason that you have not read this Agreement or have no response to your inquiry made on EEO.

If you are a minor under the age of 16 or you do not have full capacity for civil conduct for any other reason, you shall have your guardian read this Agreement and decide whether to agree to it with particular attention to the terms and conditions for the use of minors. If your guardian agrees to this Agreement, you shall have your guardian to set up ClassIn user account for you, and both you and your guardian are bound by the terms herein and responsible for the use of the account or services.

The Scope of the Agreement

1. This Agreement defines the rights and responsibilities between EEO and User located outside mainland China for the use of ClassIn. You or User refers to the individual or the legal person, unincorporated organization or natural person that registers, uses or accesses the Services. “Institutions” refer to schools, enterprises, other non-enterprise units, studios or individual teachers that are legally established and exist, which uses entity (school) user services on ClassIn.

2. ClassIn Services refer to the products and services provided by EEO to Users, including but not limited to online classroom, submission of homework, instant messaging, friend addition and management and cloud drive. The Services may be changed by EEO from time to time, subject to the actual performance of EEO (“Services”).

3. This Agreement shall include the ClassIn Privacy Notice, other agreements of EEO and relevant business rules, etc., which shall constitute an integral part of this Agreement once officially issued, and you shall comply with them as well.

User Account Registration and Management

1. User must register an account of ClassIn, excluding ClassIn Mirror applications which do not require account registration and login, before using the Services. If you are under the age of 16, you shall have your guardian to register an account for you. The account of ClassIn should be registered through, as well as bound with, a mobile phone number. User should use a mobile phone number that has not yet bound with an account of ClassIn or that has not banned by EEO in accordance with this Agreement to register an account of ClassIn EEO may change the method of account registration based on the needs of customers or products without further notice to User.

2. Given the method of account registration, you agree that EEO can use the mobile phone number provided by you and/or can extract your mobile phone number automatically and/or can extract your International Mobile Equipment Identity (IMEI) automatically and/or other information at registration for registering an account of EEO.

3. The ownership of any ClassIn account belongs to EEO. User obtain the right to use ClassIn account after the completion of account registration. The right to use belongs to the person who initially registered the account. Giving, borrowing, renting, transferring and/or selling are prohibited. EEO has the right to retrieve ClassIn account at its own discretion for business reasons.

4. When User registers an account of EEO or uses the Services, EEO needs to collect certain information of User so that EEO could provide service to User (including but not limited to online classroom, task submission, chat, cloud disk), or contact User when needed. User acknowledges that for the purposes of performing this Agreement, EEO need to collect and process User’s personal data, and subject to Article 3 Protection of User’s Personal Data of this Agreement.

5. User has the responsibility to store account information properly and to ensure the safety of account password. For loss of account and/or password caused by inappropriate storage, User shall bear the responsibility solely. User undertakes legal responsibility for the action generated by the registered account. User agrees that, in any circumstance, User will not use account and password of others. When User suspects that the User’s account and/or password is used by another, User may inform EEO immediately.

6. User shall comply with all the terms of this Agreement and uses the Services correctly and appropriately. For User violating any terms of this Agreement, EEO has the right to suspend or terminate the Services provided to User in accordance with this Agreement. EEO also reserves the right to retrieve ClassIn account, username from User.

User Behavior Specification

1. User commits that all the materials produced, uploaded, copied, published and/or transmitted by User in the process of using the Services, including but not limited to account registration information such as account profile picture, account name, account statements, account verification information, and words, voice messages, pictures, videos and/or information sent, replied, automatically replied by User, relevant linked websites, and all other materials generated in the process of using User’s account and/or the Services and the conduct of User shall be in compliance with the law and this Agreement. EEO shall have the right to manage the information that you upload, release or transmit. If EEO discovers information whose publication or transmission is prohibited by laws, regulations or this Agreement, EEO shall have the right to immediately stop the transmission of such information, take disposal measures such as deleting the information to prevent the information from spreading, save relevant records, and report to relevant authorities. EEO may close User’s accounts if necessary.

2. User agrees not to use ClassIn account or the Services to produce, upload, copy, publish, and/or transmit any content that in fact or in our reasonable opinion:

(1) breaches any applicable laws or regulations (or may result in a breach of any laws or regulations when used in a manner permitted by this Agreement), including but not limited to laws, regulations and administrative rules of the PRC;

(2) spreading rumors, disturbing orders of the society, damaging unity of the society;

(3) spreading obscenity, gambling, violence, horror and/or abetting crimes;

(4) insulting and/or libeling others, infringing rights of others;

(5) disobeying fundamentals of laws and regulations, socialist system, national interests, legal rights of citizens, orders of society, morality, informational trueness.

(6) containing sensitive information in regard to politics, religion or morality;

(7) containing false, harmful, coercive, infringing upon others’ privacy, harassment, infringement, libel, vulgar, indecent, or other content that is morally objectionable; or

(8) containing other contents restricted or prohibited by applicable laws, regulations, rules, ordinances and any other legally effective rules.

3. User shall not use ClasssIn account or the Services to produce, upload, copy, publish, spread information below, disrupting EEO’s normal operation and/or violating interests of others or any third parties:

(1) containing any sex or sexual implications;

(2) containing information of abuse, intimidation and/or threatening;

(3) containing information of harassment, spam, malicious, and/or fraud;

(4) concerning with privacy of materials of other individuals, or entities;

(5) violating reputation, right of portrait, intellectual property, trade secrets, and other legal rights and interests of others; or

(6) containing other information that also disrupts the normal operation of the Services and/or the legal rights of others and/or third parties.

4. All information transmitted, published by User in the process of using the Services does not reflect, represent and should be not viewed as reflecting or representing EEO’s opinions, positions, or policies and EEO does not assume any responsibilities.

5. User shall not use the Services to conduct activities below:

(1) submitting, publishing false information, or stealing profile pictures of others, pretending to be others;

(2) forcing, soliciting others to follow or to click linkages or to share information;

(3) fabricating information, hiding trueness to mislead or to deceive others;

(4) infringing the right of reputation, right of portrait, intellectual property, trade secrets and other legitimate rights of others;

(5) using ClassIn account and any function in promotion or mutual promotions without EEO’s written permission;

(6) using technological measures to create massive amount of fake accounts;

(7) producing, publishing means, tools in relation to behaviors above or promoting/ transmitting these means and/or tools, whether or not for commercial purposes;

(8) violating other laws and regulations, legal rights of other Users, or disrupting normal operation of the Software.

6. User must be responsible for the trueness, legality, innocuousness, accuracy, effectiveness of the information when using ClassIn account or the Services. Any legal responsibilities transmitted by User should be undertaken by User alone and do not concern EEO. If User causes damage to EEO or any third parties, User should indemnify in accordance with laws and regulations.

7. The Services provided by EEO may include advertisement. User agrees that advertisements provided by EEO, third parties and/or partners may be displayed in the process of using the Services. Unless prescribed by laws and regulations explicitly, User should be responsible for making transactions concerning these advertisements. If User suffers any loss or damage due to making transactions based on the advertisements provided by EEO, any third parties and/or partners, EEO does not undertake any responsibility.

Protection of User’s Personal Information

1. The protection of User’s personal information is a consistent system of EEO. Before you use the Service, you shall read the ClassIn Privacy Notice in its entirety. You acknowledge that for the purposes of performing this Agreement, EEO need to collect and process certain personal data of yours. Where there is no specific provision on personal information protection in this Agreement, the ClassIn Privacy Notice shall prevail.

2. In the process of registering account or using the Service, you may need to fill in or submit some necessary information, such as identity information required to be filled in accordance with relevant laws, regulations, rules and regulatory documents (“laws and regulations”). If information you provide is incomplete or does not comply with laws and regulations, you may not be able to use the Service or may be restricted in the course of using the Service.

3. In order to provide you with online classes and other services, EEO are entrusted by the organization to collect and process your personal information according to the agreement with the organization and the organization's requirements.

4. You may access, correct or delete your personal information according to the provisions of the ClassIn Privacy Notice, and may withdraw your authorization, cancel your account, make complaints and reports, and set up relevant privacy settings.

5. EEO undertakes to take appropriate organizational and technical security measures to protect the security of Users’ personal information and prevent the personal information from being divulged, damaged, lost or tampered.

6. EEO stores User’s personal information in accordance with the ClassIn Privacy Notice. If the User ceases to use the Service or the Service ceases to operate, EEO may permanently delete the User’s data from the server.

7. EEO attaches great importance to the protection of minors’ personal information. If you are a minor under the age of 18 or you do not have full capacity for civil conduct due to other reasons, you shall inform your guardian to read this Agreement and the ClassIn Privacy Notice before registering an account or using the Service and may not use the services provided in ClassIn without the consent of your legal guardian.

Statement of “Cloud” service and limitation of liability

1. EEO’s “Cloud” service is to provide User information storage service module and basic online storage as well as other online services through cloud technology. EEO’s “Cloud” service itself does not directly upload content, provide content, amend or edit the content transmitted by User.

2. EEO’s “Cloud” service highly recognizes the right of intellectual property of both individual User and entity User and provides entity User a folder that secures the content in the folder (“my textbooks” folder) in “Cloud” services. The courseware provided by an entity User when creating classes is stored in the “my textbooks” folder of the class teacher’s “Cloud” service. Class teacher cannot move, copy, share, delete and/or rename the folder, as well as the courseware in the folder.

3. With the completion of each class, EEO’s “Cloud” service has the right to stop the class teacher from accessing the “my textbooks” folder.

4. Before the completion of each class, class teacher should not store, steal, embezzle the courseware in the “my textbooks” folder. Entity User realizing class teacher that store, steal and/or embezzle the courseware of the entity should deprive the teacher’s right of teaching.

5. User shall solely bear the indemnity, constraint, and/or legal sanctions for storing, stealing, embezzling courseware of an entity.

6. If difference arises in regard to the ownership of intellectual property of the courseware stored in EEO’s “Cloud” service, please follow instruction and format below including reference number attached to each clause:

(1) Proof of ownership of the intellectual property holder in terms of trademark, copyright and/or other proprietary rights of the content violating intellectual property rights.

(2) Please sufficiently, clearly describe the content allegedly violating the owner’s rights and provide screenshot information of the content that was uploaded illegally.

(3) Please articulate which content allegedly violates the owner’s rights specified in the clause 6(2) above.

(4) Please provide intellectual property holder’s contact information including his name and copy of his ID.

(5) Please provide infringer’s basic information such as account number, nickname or entity’s name for EEO to contact the alleged infringer.

(6) Please include the statement of authenticity below in your right to claim:

(a) I am the legal owner of the complained content;

(b) I make the claim that the content used by infringer violates my legal rights;

(c) I confirm, if the content of this claim is not entirely true, I would undertake all legal liability resulted therefrom.

(7) Please include following statement in your right to claim: “I promise, all information in the claim is sufficient, true, and accurate. I am the legal owner of the content violating the intellectual property rights or I am authorized to exercise the rights listed in the clause 6(2) above.”

(8) Please sign the document, and annex the seal on the document if User is a legally incorporated organization.

Limitation of liability

1. User understands and agrees that EEO offers User an online class platform for User to share, transmit and obtain information. User must be responsible for any action acted through User’s account including any content transmitted through User’s account, as well as any consequence resulted from the transmission of the content. User must assess any content transmitted through EEO or the Services independently and undertakes all risks resulted from the use of the content, as well as the reliance on the correctness, integrity and practicality of the content. In no event EEO will be liable for any loss or damage caused by User whatsoever arising out of the use of or inability to use the Services or the provision of or failure to provide technical or other support services. If User realizes anyone violating this Agreement or using the Services inappropriately, please inform EEO immediately; EEO will process the incident in accordance with this Agreement.

2. Users are at their own risk to use the Software and Services at any time reasonably, outside the control of EEO, or irrelevant to EEO, including but not limited to:

(1) risks such as loss and leakage of personal information as a result of system vulnerabilities, hacking or other force majeure factors under the circumstance that EEO has taken appropriate security measures;

(2) any problems or damages resulting from the event that software installed by the customer does not match the model number of the customer’s end equipment;

(3) risks possibly caused by a third party’s website and relevant content when the user accesses a third party’s website by using the software;

(4) the service login failure, uncompleted data synchronization, slow page opening speed, etc. due to wireless network signal instability, wireless network bandwidth and other reasons;

(5) risk of service interruption due to power failure, equipment failure, hacker invasion, natural disasters, and normal maintenance of equipment; and

(6) risks arising from force majeure, changes in laws or acts of competent authorities.

3. User understands and agrees that EEO reserves the right to change, suspend, terminate and/or withdraw the Services in part or in whole unilaterally.

4. Notwithstanding the foregoing, nothing in this Agreement supersedes or limits your rights under applicable laws or regulations to the extent that the terms and conditions of this Agreement are explicitly prohibited by such laws or regulations.

Copyright Statement

1. Except the intellectual property right of advertisements shown in the Services, in the course of your use of the Services, all the intellectual property rights (including trademark rights, copyright, trade secrets, etc. ) of the content EEO offer (including but not limited to any webpages, text, pictures, audio, video, charts, interface designs, layout frames, data and procedures, code, files, animations, etc. ) belong to us. All the intellectual property rights of the content generated in your use of the Services belong to you and/or the relevant right holders in accordance with the law, and the User shall not, without the written consent of relevant right holders, implement, use or transfer such intellectual property rights, information or materials in any manner.

2. Unless other special statements have been made, the copyright, patents, and other intellectual property rights of the software on which EEO rely to provide the Services shall be the property of EEO.

3. Any graphics, words and statements or combinations of both that are part of the Services, as well as the copyrights and trademarks of EEO’s logo, products, name of the Services (“EEO’s logo”) are the property of EEO. Without EEO’s written permission, User has no right to display or use EEO’s logo in any forms, or indicate that User has right to display, use and/or dispose EEO’s logo in any forms.

4. All the intellectual property rights above or else applicable to EEO and/or to the owners of the advertisements are protected by law. Without written permission from EEO or the owners of the advertisements, User cannot use and/or create derivative work relying on the content protected by the intellectual property rights.

5. If you believe any of your intellectual property rights or other legitimate rights and interests have been infringed, please contact EEO.

Legal Liability

1. If EEO discovers or receives a report or complaint from a User of any breach of this Agreement, EEO has the right to examine, delete and block all relevant content, including but not limited to user information and chat logs, at any time without prior notice. Also, EEO has the right to punish the User of any non-compliance of his/her account (including, without limitation, warning, equipment ban, function ban and account ban) or even cancel the user’s account according to the severity of the offense committed by the User, and shall inform the User of the result. EEO will also assist the investigation at the request of the relevant government departments.

2. Any user banned due to violation of the Agreement may contact the customer service to inquire about the reasons for and duration of the ban, and may submit a complaint to the relevant webpage on EEO website. EEO will review the complaint and make a reasonable decision about whether to change the punishment measures.

3. User understands and agrees that EEO is entitled, in its reasonable discretion, to penalize violations of any applicable laws and regulations or provisions of this Agreement and take appropriate legal actions against any User that violates laws or regulations and report such violations to the relevant authorities in accordance with laws and regulations. User shall bear all legal liabilities arising therefrom.

4. User understands and agrees that User shall indemnify and hold EEO, the cooperative company and their affiliates harmless from and against any claim, demand or loss brought by any third party, including reasonable attorneys’ fees, arising out of or resulting from User’s breach of this Agreement. After EEO has first borne the liability for administrative punishment or compensation for damages arising from the User's behavior, EEO is entitled to recover the damages from the User.

Force Majeure and Other Exemptions

1. User understands and confirms that, in the process of using the Services, User may encounter extraordinary events or circumstances beyond the control which result in the suspension of the Services. Extraordinary events or circumstances beyond the control refer to events that are unforeseeable, unsurmountable and unavoidable that cause significant impact on either one or both parties and that include but not limited to natural disasters such as flood, earthquake, spread of plague, spread of pandemic, windstorm, as well as social events such as war, riot, acts of governments etc. With the occurrence of events above, EEO will cooperate with relevant authorities timely to restore the Services. But EEO is not liable for any loss undertaken by User and/or third parties if such loss is as a result of the events above.

2. Same as most other Internet services, the Services may be affected by factors including but not limited to User’s factors, internet service status, and social circumstances; the Services may be attacked by safety and security issues, such as others User’s data may be used to cause harassment in real life; User downloading and installing other software or accessing websites that contains “Trojan virus” which threaten User’s computer and data safety may affect the use of the Services. User should be aware of the significance of information safety, data protection, and password protection to avoid loss and harassment.

3. User understands and confirms that the provision of the Services is subject to risks, which include extraordinary events or circumstances beyond the control, computer virus, hacker’s attack, system instability, User’s location, User turning off computer, as well as other technologies, Internet status, communication status, that the Services could be interrupted or do not satisfy User’s demands. EEO is not liable for any loss undertaken by User or any third parties due to the risks above.

4. User understands and confirms that, in the process of using the Services, EEO is not liable for any loss undertaken by User or any third parties resulted from information that is misleading, fraudulent, defamatory, resentful and/or illegal, as well as information that assumes the rights and/or names of others, as well as the acts derived from the information above.

5. User understands and confirms that EEO needs to maintain or fix EEO system and associated equipment from time to time, for which the interruption of the Services, within a reasonable period of time, does not impose any liability on EEO. EEO should make announcements prior to the maintenance or fix.

6. EEO has the right to process the content violating laws, regulations and the Agreement. The right does not constitute EEO’s duty or promise. EEO may not identify and/or process the content timely.

7. User understands and acknowledges that EEO shall not be responsible for the quality defects of, and any losses arising from, the following products or services provided to User by EEO:

(1) any Service provided to User by EEO; or

(2) any free product and/or service given to User by EEO.

8. In any circumstances, EEO is not liable and/or undertake any responsibility for circumstantial, consequential, punitive, chance, special, and/or criminal loss, which include the loss of profits resulted from User using the Services even if the has been informed about the possibility of the loss.

Change, Interruption and Termination of Services

1. Given the particularity of Internet service, User agrees that EEO has the right to amend, suspend or terminate part or all the Services.

2. In any one of the circumstances below, EEO has right to alter, suspend or terminate the Services without any liability to User or any other third parties:

(1) User should provide real information in accordance with relevant laws and regulations but failed to provide correct information of person or entity, or the information provided by User is inconsistent with the information provided during the account registration without reasonable proof;

(2) User violated relevant laws and regulations and/or the Agreement.

(3) required by laws and regulations and requests made by relevant authorities.

(4) for reasons of safety or other necessary circumstances.

Miscellaneous

1. This Agreement includes related agreements and business rules about the Service that may be published by EEO from time to time. Upon formal release, the above content shall constitute an integral part of this Agreement and shall be observed by Users.

2. EEO has the right to amend the Agreement as and when necessary and the amended terms of the Agreement shall supersede the original terms once published. User may find the latest version of the Agreement on EEO website or in the latest version of the Services. If User continues to use the Service after the terms and conditions have been modified by EEO, User shall be deemed to have accepted the modified terms and conditions. User should cease to use the service immediately if User does not accept the modified terms and conditions, and Customer's continued use of the service may be deemed to be acceptance of the modified Agreement.

3. EEO reminds User paying attention to the clauses that exempting EEO’s liability and constraint User’s rights. User should read the clauses carefully and take the risks into consideration. Minors should be accompanied by his/her legal custodian when reading this Agreement

4. The validity and interpretation of this Agreement and the settlement of disputes arising hereunder shall be governed by the laws of the PRC. In the event of any dispute or controversy arises between User and EEO, such dispute or controversy shall be resolved through amicable negotiation in the first place. If such negotiation fails, the User agrees to submit such dispute or controversy to the competent court located in the locality of EEO.

5. If any term of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the term shall be restricted or excluded to the minimum extent necessary, and replaced by a new term that comes closest to expressing the intent of this Agreement, so that this Agreement will continue in full force and effect.

6. This Agreement constitutes the entire agreement between you and EEO relating to your use of the Software and hereby supersedes and cancels any prior written or oral agreement or understanding between you and EEO relating to such use.

7. If any term or provision of this Agreement is invalid or unenforceable for any reason, the remaining terms and provisions shall continue to be binding upon the Parties.